                                                                   Exhibit 10.10

                              EMPLOYMENT AGREEMENT


This Agreement made as of this February 24, 2000, by and among J.W. Leeds (the "Employee") and Lawrence Savings Bank (the "Bank") shall be effective as of February 24, 2000 (the "Effective Date").

WHEREAS, the Board of Directors of the Bank recognizes the Employee's potential contribution to the growth and success of the Bank and desires to assure the Bank of the Employee's employment in an executive capacity and to compensate him therefor; and

WHEREAS, the Employee is desirous of being employed by the Bank and of committing himself to serve the Bank on the terms herein provided;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1.       POSITION, RESPONSIBILITIES AND TERM OF EMPLOYMENT

1.01 POSITION. The Employee shall serve as Executive Vice President of the Bank and in such additional management position(s) as the Chief Executive Officer of the Bank shall designate. In this capacity the Employee shall, subject to the By-Laws of the Bank and the direction of the Board, serve the Bank by performing such duties and carrying out such responsibilities as are normally related, in accordance with the standards of the banking industry relating to the Employee's position and to the Employee's level of experience and training.

1.02 BEST EFFORTS COVENANT. The Employee will, to the best of his ability, devote his full professional and business time and best efforts to the performance of his duties for, and in the business and affairs of the Bank and any subsidiaries and affiliates of the Bank.

1.03 EXCLUSIVITY COVENANT. While employed by the Bank, except with the written consent of the Board, the Employee will not undertake or engage in any other employment occupation or business enterprise other than a business enterprise in which the Employee does not actively participate. Further, while employed by the Bank, the Employee agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest adverse or antagonistic to the Bank, its business or prospects, financial or otherwise, or take any action towards any of the foregoing, except for any investment representing less than 1% of the voting shares of any publicly-held corporation.

1.04 INITIAL TERM AND EXTENSION. Subject to the provision of this section and Section 3.03, the term of this Employment Agreement shall be for two (2) years commencing with the "Effective Date" hereof (02/24/2000) provided, however, that the term shall be extended automatically for periods of one (1) year commencing on the second anniversary of the Effective Date and on each subsequent anniversary of the Effective Date thereafter, unless either party gives written notice to the other, prior to the date of such anniversary, of such party's election not to extend the term of this Agreement. (This means that after 02/24/2000 the Employment Agreement will have a 2-year life at each renewal.)

2.0      COMPENSATION.

2.01     ANNUAL BASE SALARY.

         (a) The Bank shall pay to the Employee for the services to be rendered hereunder a "Base Salary", annually, equal to the salary the Employee was receiving effective 07/01/99.

         (b) Annually, there shall be a review for merit by the President and the Employee's Base Salary for such year may be set at an amount greater than the salary the Employee was receiving effective 07/01/99 if the President deems such an increase to be appropriate to reflect the value of the services of the Employee.

         (c) If the President increases the Employee's Base Salary at any time during the term of this Agreement, the Employee's increased annual Base Salary shall become the floor below which the Employee's annual Base Salary shall not fall at any future time during the term of this Agreement.

         (d) If the Agreement is extended for an additional year(s) following the second anniversary of the Effective Date pursuant to Section 1.04, the Employee's Base Salary for such year(s) shall be at least the salary the Employee was receiving in accordance with the provisions of subpart (c) of section 2.01.

         (e) The Employee's Base Salary shall be payable in periodic installments in accordance with the Bank's usual practice for its employees.

2.02 INCENTIVE COMPENSATION. In addition to a Base Salary, the Employee shall be entitled to receive payments under any formal or informal bonus program(s), if any, in such amounts as is determined by the President to be appropriate for the Employee.

2.03     PARTICIPATION IN BENEFIT PLANS.

         (a) The Employee shall be entitled to participate in, and receive benefits under, all employee benefit plans and arrangements maintained by the Bank in effect on the Effective Date for as long as such plans and arrangements may remain in effect (including, but not limited to, participation in any other pension or 401K plan adopted by the Bank and all group life, health, dental, disability and any or all other insurance and benefit plans), or any substitute or additional plans, policies or arrangements made available in the future to the similarly situated employees of the Bank, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, policies and arrangements. At the date the Employee begins employment with the Bank and to the extent permitted by the documents governing the plans, he shall participate in (at the cost and expense of the Bank) the group life, health plans and other health and welfare plans maintained by the Bank, notwithstanding any waiting period otherwise provided for in such plans.

         (b) The Bank shall pay all reasonable costs (less any amounts paid by medical insurance plans) associated with an annual physical examination for the Employee.

         (c) Nothing paid to the Employee under any plan, policy or arrangement presently in effect, or made available in the future, shall be deemed in lieu of other Compensation to the Employee hereunder as described in this Section 2.

2.04 VACATION DAYS. The Employee shall be entitled to the number of paid vacation days and paid holidays in each year as is determined by the Bank from time-to-time for employees of similar title and/or length of service, provided that the aggregate annual number of such vacation days and paid holidays shall at no time fall below the number of days per year to which he was entitled on the Effective Date.

2.05 EXPENSES. During the term of his employment hereunder, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in accordance with the policies and procedures established by the Bank for the Employee, in performing services hereunder.

3.0      TERMINATION.

3.01     TERMINATION BY THE BANK FOR OTHER THAN CAUSE.

         (a) If during the term of this Agreement the Bank terminates the employment of the Employee and such termination is not for "cause" (as defined in Section 3.02), then:

                  (1) The Bank shall pay to the Employee an amount equal to the Employee's monthly Base Salary (as defined in Section 2.01 and at the monthly salary rate in effect on the date of such termination) multiplied by the greater of (i) 12 months; or (ii) the number of months remaining in the term of this Agreement. This amount shall be paid to the Employee in one (1) lump sum as soon as practicable, but in no event later than 60 days after the date of such termination.

                  (2) The Bank shall also pay the Employee, throughout the remainder of this Agreement (as defined in Section 1.04) following the date that the Employee's employment terminated, such Compensation as is provided to the Employee pursuant to Section 2.02 (to the extent that incentive compensation relates to a period during which the Employee was employed by the
                           Bank), Section 2.03 (except where continuation of benefits cannot be provided as contemplated by this
                           Section 3.01 by reason of a prohibition in the terms of the benefit plan) and Section 2.05. For the purposes of determining the amount of benefits to which the Employee shall continue to be entitled to pursuant to Section 2.03, the Employee shall be deemed, throughout the period of his entitlement pursuant to this Section 3.01, to have continued to have performed services for the Bank at a rate of total compensation equal to the rate in effect on the date of his termination of employment.

         (b) If the Bank fails to re-appoint (or re-elect) the Employee to the position or positions listed in Section 1.01, fails to comply with the provisions of Section 2 or engages in any other material breach of the terms of this Agreement, a termination of the Employee's employment shall be considered to be a termination of the Employee's employment by the Bank for reasons other than "cause" (as defined in Section 3.02 below) pursuant to this Section 3.01.

3.02     TERMINATION BY THE BANK FOR CAUSE.

         (a) The Bank shall have the right to terminate the employment of the Employee for cause only after (i) giving written notice to the Employee setting forth in reasonable detail the nature of such cause, and (ii) giving the Employee a reasonable and fair opportunity to respond to such written notice. Effective as of the date that the employment of the Employee terminates by reason of cause, this Agreement shall terminate and no further payments of the Compensation described in Section 2 (except for such remaining payments of Base Salary under Section 2.01 relating to periods during which the Employee was employed by the Bank, benefits under Section 2.03 which are required by applicable law to be continued and reimbursement of proper expenses under Section 2.05) shall be made.

         (b) For the purposes of this Section "cause" shall mean willful or gross neglect of duties for which the Employee is employed (other than on account of a medically determinable disability which renders the Employee incapable of performing such services); committing fraud, misappropriation or embezzlement in the performance of duties as an employee of the Bank; conviction of a felony involving a crime of moral turpitude; materially failing to follow the proper instructions of the Board; or willfully engaging in conduct materially injurious to the Bank and in violation of the covenants contained in Sections 1.03 or 5.04, or any conduct or circumstance warranting removal of the executive by state or federal regulatory authorities under applicable provisions of Massachusetts or federal law.

3.03 TERMINATION FOLLOWING CHANGE OF CONTROL. If there is a "change of control" (as defined in subsection (a) below) while this Agreement is in effect, the provisions of this Section 3.03 shall apply and shall continue to apply for a 2-year period following the "change of control" (as defined in subsection (a) below); the provisions of this Section
         3.03 shall continue to apply regardless of whether the Agreement is terminated. If during the 2-year period following a change of control the Employee's employment is terminated by the Employee following the occurrence of any of the events listed in subsection (b) below, the Employee shall receive such compensation as is provided to the Employee pursuant to subsection (c) below. Similarly, if the Employee's employment is terminated without cause (as defined in Section 3.02 above) by the Bank during the 2-year period following the change of control, the Employee shall receive such compensation as is provided to the Employee pursuant to subsection (c) below.

         (a) For the purposes of this Section 3.03, "change of control" shall mean the occurrence of one or more of the following three events:

                  (1) After the Effective Date, if any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Bank, becomes a beneficial owner (as such term is defined in Rule 13d-3 as promulgated under the Securities Exchange Act of 1934, as amended) directly or indirectly of securities representing 15% or more of the total number of votes that may be cast for the election of Directors of the Bank and 2/3 of the appropriate Board have not consented to such event prior to its occurrence or within 60 days thereafter, provided that if the consent occurs after the event, it shall only be valid for the purposes of this paragraph (1) if a majority of the consenting Board is comprised of Directors of the Bank, as appropriate, who were Directors of the Bank, as appropriate, immediately prior to the event;

                  (2) Within two (2) years after a merger, consolidation or sale of assets (other than in the ordinary course of business of the Bank, as appropriate), involving the Bank, or a contested election of a Director of the Bank, as appropriate, or any combination of the foregoing, the individuals who were Directors of the Bank immediately prior thereto shall cease to constitute a majority of the respective Boards;

                  (3) Within two (2) years after a tender offer or exchange offer for voting securities of the Bank (other than by the Bank, as appropriate), the individuals who were Directors of the Bank, as appropriate, immediately prior thereto shall cease to constitute a majority of the Board.

         (b) The "events" referred to in this Section 3.03 shall be as follows:

                  (1) A reduction of the Employee's annual Compensation (as described in Section 2 above) other than a reduction which is based on the financial performance of the Bank and is similar to the reduction made to the compensation provided to each other Employee of the Bank, provided that such reduction does not exceed 25%;

                  (2) In the judgment of the Employee (such judgment being exercised in good faith), a significant change in the Employee's responsibilities and/or duties which constitutes, when compared to the Employee's responsibilities and/or duties before the "change of control" (as defined in subsection (a) above), a demotion;

                  (3)      A loss of title or office;

                  (4) An increase in Compensation for the Employee following a "change of control" that, when compared to the increases in Compensation received in the prior three (3) years, is a lower dollar amount or percentage of increase, except that such reduction in increases in Compensation shall not be considered an "event" for purposes of this subsection (b) if such reduction in increases is based on the financial performance of the Bank and is similar to the reduction in increases in compensation provided to other Employees of the Bank; or

                  (5) A requirement that the Employee relocate to a location that is more than 25 miles from the main office of the Bank in effect immediately prior to the "change in control".

         (c) If the Employee becomes entitled to receive compensation pursuant to this Section 3.03, he shall receive a lump-sum payment from the Bank within 60 days of the termination of his employment. Such lump-sum payment shall equal three (3) times of the Employee's "base amount" (as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended [the "Code"]), provided that the Board shall have full power, without the prior consent of the Employee, to reduce the amount of the lump-sum payment payable pursuant to this Section, but only to the extent necessary to ensure that such lump-sum payment is not subject to tax pursuant to Section 4999 of the Code.

3.04     OTHER. If the Employee's termination of employment is covered by both
         Section 3.01 and Section 3.03 the Employee shall receive the greater of:

         (a) The compensation described in Section 3.01 net of the amount of tax imposed on such compensation under Section 4999 of the Code; or

         (b)      The compensation described in section 3.03 above.

3.05 TERMINATION BY DEATH OR DISABILITY. If the Employee dies or becomes disabled, this Agreement shall terminate and the Employee shall then be entitled to such compensation described in Section 2 that relates to the period that he performed services for the Bank plus all applicable benefits to which the Employee is entitled under employee benefit plans maintained by the Bank, incentive compensation or bonus plans, other benefit plans or programs maintained by the Bank and all such other benefits from employment policies and practices of the Bank.

         For purposes of this section, the Employee shall be regarded as "disabled" if he or she is (in the good faith judgement of the Board of Directors of the Bank) substantially unable, as a result of physical or mental capacity or any combination thereof, to perform his or her duties hereunder for a (i) a period of three consecutive months; or
         (ii) for a total of 90 days in any one-year period.

4. ASSIGNMENT. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of each of the parties hereto and shall also bind and inure to the benefit of any successor or successors of the Bank by reorganization, merger or consolidation and any assignee of all or substantially all of business and properties of the Bank, but, except as to any such successor or assignee of the Bank, neither this Agreement nor any rights or benefits hereunder may be assigned by the Bank or the Employee.

5.       MISCELLANEOUS.

5.01 GOVERNING LAW. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the Commonwealth of Massachusetts.

5.02 INTERPRETATION. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or provision unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.03 NOTICES. Any notice required or permitted to be given hereunder shall be effective when received and shall be sufficient if in writing and if personally delivered or sent by pre-paid cable, telex or registered mail, return receipt requested, to the party to receive such notice.

5.04 CONFIDENTIAL INFORMATION. The Employee will not disclose to any other person or entity (except as required by applicable law or in connection with the performance of his responsibilities hereunder), or use for his own benefit, any confidential information of the Bank obtained by him incident to his employment with the Bank. The term "confidential information" includes, without limitation, financial information, business plans, prospects and opportunities which have been discussed or considered by the Board or management of the Bank, but does not include any information which has been public other than on account of the Employee's failure to comply with the provisions of this Section.

5.05 AMENDMENT AND WAIVER. This Agreement may not be amended, supplemented or waived except by a writing signed by the party against which such amendment or waiver is to be enforced. The waiver by any party of a breach of any provision of this Agreement shall not operate to, or be construed as a waiver of, any other breach of that provision nor as a waiver of any breach of another provision.

5.06 BINDING EFFECT. Subject to the provisions of Section 4 hereof, this Agreement shall be binding on the successors and assigns of the parties hereto.

5.07 SURVIVAL OF RIGHTS AND OBLIGATIONS. All rights and obligations of the Employee or the Bank arising during the term of this Agreement shall continue to have full force and effect after the termination of this Agreement.

5.08 COUNTERPARTS. This Agreement may be executed in two (2) counterparts, each of which is an original, but which shall together constitute one and the same instrument.

5.09. LEGAL EXPENSES. In the event that after a "change of control" the Employee's employment is terminated for any reason, including "cause", the Bank shall pay such amounts as shall become due all of the legal expenses incurred by the Employee to contest such termination, except that the Employee shall reimburse the Bank for all such expenses paid, and the Bank shall not be further liable for any further expenses, should it be finally determined by a court of competent jurisdiction that the termination was for "cause" or, if the reason for termination was "cause", the Employee fails to pursue his remedies to such a final determination.

6.       ARBITRATION.
         ------------

6.01 ARBITRATION OF DISPUTES. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in accordance with the laws of the Commonwealth of Massachusetts by three (3) arbitrators, one of whom shall be appointed by the Bank, one by the Employee and the third by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall by appointed by the American Arbitration Association in the City of Boston. Such arbitration shall be conducted in the City of Boston in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Section 6.01. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

         In any arbitration proceeding brought pursuant to this Section 6.01, or in any court proceeding to enforce or review an award of the arbitrators, each of the parties shall pay his or its own legal costs, expenses and attorney's fees, provided, that if the issue or one of the issues if there be more than one, between the parties is whether the termination or dismissal of the Employee was for cause, and the ultimate conclusion, whether made by the arbitrators, or by a court (in a proceeding to enforce or review the arbitration award) is that the termination or dismissal was NOT for cause, then the Bank shall pay (or the Employee shall be entitled to recover from the Bank, as the case may be) the Employee's reasonable legal costs, expenses and attorney's fees incurred in the litigation,. The provisions of this Section 6.01 shall apply regardless of whether the termination or dismissal of the Employee for cause was made after or as a result of a "change of control".


                                    EXECUTION

Upon execution below by all parties, this Agreement will enter into full force and effect on the Effective Date as an instrument under seal.




LAWRENCE SAVINGS BANK


By: /s/ Paul A. Miller                  Witness: /s/ illegible
    ----------------------------                 -----------------------------
    Paul A. Miller
    President


EMPLOYEE

    /s/ J.W. Leeds                      Witness: /s/ Donna H. Green
    ----------------------------                 -----------------------------
    J.W. Leeds
    Executive Vice President